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Exhibit 21

Whittier Energy Corporation has five wholly-owned subsidiaries: Whittier Energy Company, Whittier Operating, Inc., RIMCO Production Company, Inc., Vaquero Gas Company, and Olympic Resources (Arizona) Ltd.

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  Exhibit 21